Advisory Agreement

Board Considerations Regarding Continuation of Management and
Sub-Advisory Contracts
      The Trustees unanimously approved the continuation of the Investment Management Agreement (the Agreement) between First Trust
Advisors L.P. (First Trust) and First Trust/Fiduciary Asset Management
Covered Call Fund (the Fund) at a meeting held on March 13, 2006.  The
Board of Trustees determined that the Agreement is in the best interests of the Fund and that the compensation arrangement set forth in the Agreement is fair and reasonable in light of the nature, extent and quality of the services provided by First Trust and such other matters as the Trustees considered to be relevant in the exercise of their reasonable business judgment.
      To reach this determination, the Trustees considered their duties under the Investment Company Act of 1940, as amended (the 1940 Act) as well as under the general principles of state law in reviewing and approving advisory contracts; the requirements of the 1940 Act in such matters; the fiduciary duty of investment advisers with respect to advisory agreements and compensation; the standards used by courts in determining whether investment company boards have fulfilled their duties; and the factors to be considered by the Trustees in voting on such agreements. The Independent Trustees received advice from independent legal counsel. The Trustees also applied their business judgment to determine whether the arrangement between the Fund and First Trust was a reasonable business arrangement from the Funds perspective as well as from the perspective of its shareholders. In reviewing such arrangement, the Board of Trustees considered factors such as the nature, quality and extent of services provided by First Trust under the Agreement and the fairness of the fee charged, whether the fee level reflects any economies of scale, and any profitability realized by First Trust under the Agreement.
      The Trustees considered the nature, quality and extent of services provided by First Trust, including the overall administration of the Fund and First Trusts oversight of Fiduciary Asset Management, LLC (FAMCO), the
Funds sub-adviser. The Board considered the experience and skills of the personnel primarily responsible for providing services to the Fund and noted the compliance program that had been developed by First Trust. In light of these considerations and their overall familiarity with First Trust, the Trustees concluded that the nature, quality and extent of services provided by First Trust to the Fund have been and are expected to remain satisfactory.
      The Trustees reviewed data prepared by Lipper Inc. (Lipper), an independent source, showing the management fees and expense ratios of the Fund compared to those of a peer group of five other similar non-leveraged closed-end funds. The Trustees also considered the Funds management fees and expense ratios as compared to a second peer group of eight other similar non-leveraged funds, as selected by First Trust using data compiled by Lipper. The Trustees noted that the Funds management fees and expense ratios were above the median of the Lipper peer group and that information was not provided for the median management fees and expense ratios of the First Trust-selected peer group, although the Funds management fees were shown to be the highest of the First Trust-selected peer group. The Trustees noted that First Trust did not provide advisory services to institutional clients with investment objectives and policies similar to the Funds. The Trustees also considered the Funds performance for the one-year and since-inception periods ended December 31, 2005 as compared to that of a relevant benchmark index and the other closed-end funds in the performance universe selected by Lipper and the performance universe selected by First Trust. The Board noted that the Funds performance was near the median for the one-year period and that the Funds absolute performance was positive for both periods reviewed. The Trustees noted that Lipper had not provided data on the market price and net asset value performance of the Fund, but that another independent source had provided this information, and that First Trust had indicated that the Funds premium/discount was indicative of the asset class. The Trustees concluded that the Funds performance was reasonable, particularly in light of the difficulty in identifying peer funds for comparison. On the basis of the information provided, the Trustees concluded that the Funds management fees were reasonable and appropriate in light of the nature, quality and extent of services provided by First Trust.

      The Trustees noted that First Trust had not identified any economies of scale realized by the Fund and had indicated that, for a closed-end fund of this size, any discussion of economies of scale was not meaningful. The Trustees concluded that the management fee schedule reflects an appropriate level of sharing of any economies of scale. The Trustees also considered the costs of the services provided and profits realized by First Trust from its relationship with the Fund for the twelve months ended December 31, 2005, as set forth in the materials provided to the Board. The Trustees noted the inherent limitations in the profitability analysis, and concluded that First Trusts profitability appeared to be not unreasonable in light of the services provided to the Fund. In addition, the Trustees considered and discussed any ancillary benefits derived by First Trust from its relationship with the Fund and noted that First Trust receives no brokerage or soft dollars from the Fund and therefore the typical fall-out benefits are not present. The Trustees concluded that any other fall-out benefits received by First Trust or its affiliates would appear to be attenuated. Based on all of the factors considered, the Trustees concluded that it was in the best interests of the Fund to approve the continuation of the Agreement, including the fees to be charged for the services thereunder. No single factor was determinative in the Boards analysis.

      At the March 13, 2006 meeting, the Trustees also approved the continuation of the Investment Sub-Advisory Agreement (the Sub-Advisory Agreement) among the Fund, First Trust and FAMCO, after considering the factors discussed above, as well as the following information. The Trustees considered the nature, quality and extent of services provided by FAMCO under the Sub-Advisory Agreement. They received a presentation from representatives of FAMCO. They concluded that FAMCO had managed the Fund consistent with its investment objectives and policies. The Trustees considered the sub-advisory fee rate (which is paid by First Trust out of the management fee it receives from the Fund) as compared to the sub-advisory fees of two other similar sub-advised funds based on data provided by Lipper, and noted that the Funds sub-advisory fee rate was higher than that of the other funds. The Trustees also considered information provided by FAMCO as to the fees it charges to other clients, which were similar to or higher than those it receives under the Sub-Advisory Agreement. The Trustees considered FAMCOs representation that economies of scale are not as evident in regards to closed-end funds since the assets are fixed and that any economies of scale realized by FAMCO will be across a variety of products and services and not only in respect to the Fund. Based on the information provided, the Trustees concluded that the sub-advisory fees were reasonable. The Trustees considered the sub-advisory fee rate and how it related to the overall management fee structure of the Fund. The Trustees considered that the sub-advisory fee rate was negotiated at arms length between First Trust and FAMCO, an unaffiliated third party, and that First Trust compensates
FAMCO from its management fee. The Trustees also considered data provided by FAMCO as to the profitability of the Sub-Advisory Agreement to FAMCO. The Trustees noted the inherent limitations in this profitability analysis and concluded that the profitability analysis for First Trust was more relevant, although the profitability of the Sub-Advisory Agreement appeared to be not unreasonable in light of the services provided to the Fund. The Trustees considered the fall-out benefits realized by FAMCO from its relationship with the Fund and noted that FAMCO maintains soft-dollar arrangements. The Board considered FAMCOs summary of its soft-dollar policies and procedures. Based on all of the factors considered, the Trustees concluded that it was in the best interests of the Fund to approve the continuation of the Sub-Advisory Agreement, including the fees to be charged for the services thereunder. No single factor was determinative in the Boards analysis.